UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Laurette J. Pitts as Chief Financial Officer

On December 13, 2010, Empire Resorts, Inc. (the “Company”) appointed Laurette J. Pitts to serve as its Chief Financial Officer.  Ms. Pitts replaces Joseph A. D’Amato as Chief Financial Officer of the Company.  Mr. D’Amato, who previously served as both Chief Executive Officer and Chief Financial Officer, will continue to serve as the Company’s Chief Executive Officer.

Ms. Pitts, age 41, has served in various capacities in the gaming industry since 1992.  Prior to her employment with the Company, Ms. Pitts most recently served from December 2008 until December 2010 as Regional Vice President of Finance and Administration for American Racing and Entertainment, LLC, a private company that owns and operates horseracing, resort, and gaming facilities, including Tioga Downs and Vernon Downs. She previously served as Chief Financial Officer for Mohegan Sun at Pocono Downs, a gaming and entertainment facility owned by the Mohegan Tribe of Indians of Connecticut, from April 2005 until November 2008.

The Company entered into an employment agreement with Ms. Pitts, dated as of December 13, 2010 (the “Employment Agreement”), which provides for a term ending on December 13, 2012 unless Ms. Pitts’ employment is terminated earlier by either party in accordance with the provisions thereof.  Ms. Pitts is to receive a base salary at the annual rate of $215,000 per year and such incentive compensation and bonuses, if any, as the Compensation Committee of the Board of Directors of the Company in its discretion may determine under any annual bonus plan maintained by the Company for its senior executives.  As an additional incentive for entering into the Employment Agreement, Ms. Pitts received an option to purchase 150,000 shares of the Company’s common stock pursuant to the Company’s 2005 Equity Incentive Plan. Ms. Pitts is also entitled under the Employment Agreement to receive reimbursement from the Company of up to $15,000 in relocation fees.  In the event that the Company terminates Ms. Pitts’ employment with Cause (as defined in the Employment Agreement) or Ms. Pitts resigns without Good Reason (as defined in the Employment Agreement), the Company’s obligations are limited generally to paying Ms. Pitts her base salary through the termination date.  In the event that the Company terminates Ms. Pitts’ employment without Cause or Ms. Pitts resigns with Good Reason, the Company is generally obligated to continue to pay Ms. Pitts’ compensation for the lesser of (i) 18 months or (ii) the remainder of the term of the Employment Agreement and accelerate the vesting of the options granted in contemplation of the Employment Agreement, which options shall remain exercisable through the remainder of its original 5 year term.  In the event that the Company terminates Ms. Pitts’ employment without Cause or Ms. Pitts resigns with Good Reason on or following a Change of Control (as defined in the Employment Agreement), other than as a result of the acquisition of shares of the Company’s common stock by Kien Huat Realty III Limited, the Company's largest stockholder, the Company is generally obligated to continue to pay Ms. Pitts’ compensation for the greater of (i) 24 months or (ii) the remainder of the term of the Employment Agreement and accelerate the vesting of the options granted in contemplation of the Employment Agreement, which options shall remain exercisable through the remainder of its original 5 year term.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no arrangements or understandings between Ms. Pitts and any other person pursuant to which she was selected as Chief Financial Officer. The Company is not aware of any transaction in which Ms. Pitts has an interest requiring disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, or of any family relationship between Ms. Pitts and any director, executive officer or person nominated or chosen by the Company to be a director or executive officer.

Resignation of Louis R. Cappelli

In addition, on December 9, 2010, Louis R. Cappelli resigned as a Class II Director of the Board of Directors of the Company, effective immediately, to pursue other business opportunities.  The Company is not aware of any disagreements relating to the Company’s operations, policies or practices relating to Mr. Cappelli’s resignation.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of December 13, 2010, by and between the Company and Laurette J. Pitts.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: December 14, 2010	By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of December 13, 2010, by and between the Company and Laurette J. Pitts.